UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_____________
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 29, 2025
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KENNEDY-WILSON HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-33824	26-0508760
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 S El Camino Drive Beverly Hills, California 90212
(Address of principal executive offices)(Zip Code)

(310) 887-6400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.0001 par value	KW	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangement of Certain Officers.

On January 29, 2025, the Compensation Committee of the Board of Directors of Kennedy-Wilson Holdings, Inc. (the “Company”) approved the entrance by the Company into carried interest award agreements (each, a “carried interest agreement”) with certain of the Company’s named executive officers (the “executives”) under its amended carried interest sharing program. Under the amended program, the Company is authorized to issue up to 50% (previously 35%) of any carried interest earned under certain of the Company’s commingled funds and separate account investments to its employees (including the executives). The following is a brief description of the material terms and conditions of the carried interest agreements.

General. Each carried interest agreement provides for the grant by the Company to the executive of one or more rights (each such right, a “carried interest award”) to receive a specified percentage of the carried interest (each, a “carried interest”) actually received by the Company and/or its subsidiaries under arrangements in certain of the Company’s funds and investment vehicles.

Vesting. Sixty percent of each carried interest award (the “time-vest tranche”) will vest in equal installments on each of the first four anniversaries of the vesting commencement date applicable to such carried interest award, subject to the executive’s continued employment with the Company and its affiliates through each applicable vesting date. The time-vest tranche of each carried interest award will vest in full upon the consummation of a “liquidity event” (as defined in the carried interest agreement), subject to the executive’s continued employment with the Company and its affiliates through the date of such liquidity event. The remaining forty percent of each carried interest award will vest upon the consummation of a liquidity event, subject to the executive’s continued employment with the Company and its affiliates through the date of such liquidity event.

Termination; Forfeiture. Upon termination of an executive’s employment for any reason, any unvested carried interest award (or portion thereof) as of the date of such termination will be cancelled and forfeited by the executive without any consideration therefor. If the applicable executive’s employment terminates for “cause” (as defined in the carried interest agreement), all carried interest awards (or portion thereof), whether or not vested as of the date of termination for cause, then held by the executive will be cancelled and forfeited by the executive without any consideration therefor.

Payment. Vested carried interest awards will be paid to the applicable executive in cash within 60 days following the date on which the carried interest related to such carried interest award is paid to the Company or its subsidiaries. Notwithstanding the foregoing, payments made in respect of any group or multi-property fund or investment vehicle (as designated by the Company) will be pro-rated at fifty percent (each such payment, a “pro-rated payment”).

Cash Bonus Cutback Mechanism. The Company’s 2025 cash bonus program for its executive officers will incorporate a cutback mechanism that will provide that, in a year in which an executive receives a payment in respect of a carried interest award (each, a “carried interest payment”), the “maximum” cash bonus opportunity for that year for such executive will be reduced by 50% of the amount of the carried interest payment paid to the applicable executive during that year, but in no event shall the “maximum” cash bonus opportunity be reduced below the original “threshold” bonus opportunity that would otherwise apply to such executive. In addition, the “threshold” and “target” cash bonus opportunities for that year for such executive will concurrently be adjusted to 33% and 67%, respectively, of the reduced “maximum” cash bonus opportunity for that year. The cutback mechanism will also provide that in the event an executive receives a total cash payment (carried interest payment and cash bonus) in excess of his or her unadjusted “maximum” cash bonus opportunity in a year, the “maximum” cash bonus opportunity for the following two years will be reduced by an aggregate of 50% of the excess total cash payment over the unadjusted “maximum” cash bonus opportunity (i.e., a reduction of 25% per year), but in no event shall the adjusted “maximum” cash bonus opportunity for either such year be less than the unadjusted “threshold” cash bonus opportunity for such year.

The maximum percentage of carried interest for each of the Company’s applicable funds and investment vehicles allocated to each executive are as follows: William J. McMorrow: 7.5%; Matt Windisch: 5.0%; Justin Enbody: 2.0%; and In Ku Lee: 2.0%.

The foregoing summary is qualified in its entirety by reference to the full text of the form of carried interest agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

The following Exhibits are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Form of Carried Interest Award Letter Agreement.
104	Cover Page Interactive Data File – The cover page interactive data file does not appear in the interactive data file because of its XBRL tags are embedded within the inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer

Date: January 31, 2025